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                             [Letterhead of Harris]


                                                    November 29, 2000



Lanier Worldwide, Inc.
2300 Parklake Drive, N.E.
Atlanta, GA 30345

            We refer to the Tax Disaffiliation Agreement, dated as of November 5, 1999, between Harris Corporation, a Delaware corporation ("Harris"), and Lanier Worldwide, Inc., a Delaware corporation ("Lanier"), (the "Tax Agreement"). This agreement is being made in connection with the Merger Agreement ("Merger Agreement"), dated November 29, 2000, among Ricoh Company, Ltd., a Japanese corporation ("Ricoh"), LW Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ricoh ("Merger Sub"), and Lanier, relating to the merger of Merger Sub with and into Lanier (the "Merger").

            Harris and Lanier hereby agree that:

            1. Notwithstanding Section 2.04(b) of the Tax Agreement, Harris hereby waives the provisions of the first sentence of such Section as it relates to the negotiation of the Merger Agreement and the consummation of the Merger.

            2. For purposes of the Tax Agreement, Lanier acknowledges and agrees that the negotiation, execution and delivery of the Merger Agreement and the Voting and Tender Agreement dated as of November 29, 2000, and the consummation of the transactions contemplated by such Agreements, and any participation of Harris in connection with such events, will never constitute or be deemed to constitute Harris Tainting Acts (as defined in the Tax Agreement), although such events might constitute Lanier Tainting Acts.

            Both parties hereby agree to and accept the terms and conditions of this letter agreement and agree to be bound by the terms hereof by their execution of this letter agreement by their respective authorized representative.


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            Except as expressly set forth in this letter, there are no other amendments or modifications to the Tax Agreement or any other agreement or instrument entered into by Lanier and Harris in connection with the Distribution (as defined in the Tax Agreement).





                                       Sincerely,

                                       HARRIS CORPORATION


                                       By:  /s/ DAVID S. WASSERMAN
                                           ---------------------------------
                                           Name:  David S. Wasserman
                                           Title: Vice President - Treasurer


Accepted and Agreed to on this 29th day of November, 2000.

LANIER WORLDWIDE, INC.


By:  /s/ WESLEY E. CANTRELL
    ------------------------------
    Name: Wesley E. Cantrell
    Title: Chief Executive Officer


Acknowledged on this
29th day of November, 2000

RICOH COMPANY, LTD.


By:  /s/ MASAMI TAKEIRI
    -------------------------------
    Name:  Masami Takeiri
    Title: Managing Director and
           Executive Vice President